Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2009, relating to the consolidated financial statements of ITT Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ITT Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
April 28, 2009